Exhibit (2)(N)(i)

CONSENT OF COUNSEL

We hereby consent to the use of our name and the references to our firm under the caption “Legal Counsel” included in or made a part of the Registration Statement on Form N-2 for Voya Senior Income Fund under the Securities Act of 1933, as amended and Amendment No. 41 under the Investment Company Act of 1940, as amended.

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Boston, MA

June 28, 2017